EXHIBIT  99.1

Tri City Bankshares Corporation
Quarterly Brochure Financial Data

INCOME STATEMENT (unaudited)

	Nine Months Ended		Three Months Ended
	9/30/2011	9/30/2010	9/30/2011	9/30/2010
Interest Income	$39,393,144	$48,038,282	$12,955,747	$15,400,323
Interest Expense	3,594,026	4,226,153	1,086,345	1,301,108
Net Interest Income	35,799,118	43,812,129	11,869,402	14,099,215
Other Income	11,241,226	12,077,589	4,161,311	3,739,414
Less: Provision for loan losses	5,370,000	4,130,000	2,050,000	1,400,000
Other Operating Expenses	30,669,330	31,599,951	10,239,834	10,482,243
Income Before Income Taxes	11,001,014	20,159,767	3,740,879	5,956,386
Provision for Income Taxes	3,618,288	7,530,500	1,296,501	2,202,000
Net Income	$7,382,726	$12,629,267	$2,444,378	$3,754,386
Net Income Per Common Share	$0.83	$1.42	$0.28	$0.42

BALANCE SHEET (unaudited) September 30, 2011 and 2010

Assets	2011	2010	Liabilities & Equity	2011	2010
Cash and Due from Banks	$28,039,774	$25,164,234	Non Interest Bearing	$174,289,631	$161,469,906
Investment Securities	277,498,452	189,275,533	Interest Bearing	813,454,351	783,913,090
Federal Funds Sold	54,505,756	56,204,985	Total Deposits	987,743,982	945,382,996
Total Loans	716,213,731	767,391,687	Short Term Debt	2,203,993	709,237
Allowance for Loan Losses	(9,899,594)	(8,514,500)	Other Liabilities	6,033,174	8,367,593
Net Loans	706,314,137	758,877,187	Total Liabilities	995,981,149	954,459,826
Bank Premises & Equipment	19,413,860	20,679,645	Common Stock	8,904,915	8,904,915
Other Real Estate Owned	8,639,616	4,514,486	Additional Paid-In Capital	26,543,470	26,543,470
Cash surrender value of life insurance	12,375,414	11,906,344	Retained Earnings	86,268,894	87,891,291
Other Assets	10,911,419	11,177,088	Total Stockholders' Equity	121,717,279	123,339,676
Total Assets	$1,117,698,428	$1,077,799,502	Total Liabilities & Equity	$1,117,698,428	$1,077,799,502

Management Comments

The Corporation posted net income of $7.4 million for the first nine months of 2011, a decrease of $5.2 million, or 41.5%, from the first nine months of 2010.  Earnings per share decreased to $0.83 for the nine months ended September 30, 2011 compared to $1.42 for the same period in 2010.

The decrease in earnings was primarily due to a $8.0 million decrease in net interest income.   Lower interest rates on earning assets decreased interest income $7.8 million.  Loan volume decreased, further reducing interest income $2.9 million.  This decrease was partially offset by a $1.9 million increase to interest income due to volume increases in investment securities.  The net result of the volume shift of earning assets was a decrease of $0.9 million in interest income which was partially offset by a $0.7 million reduction in interest expense as a result of lower interest rates.

  Volume reduction in loan balances occurs as substandard loans acquired from the FDIC in October 2009 are eliminated at a pace faster than new loan business is achieved.  This necessitates redeployment of these funds to investment securities.  Reinvestment in today’s rate environment produces relatively low yielding investments.  In addition, the decrease in earnings was also impacted by a $1.3 million increase to the provision for loan loss and a $0.8 million decrease in non-interest income which was partially offset by a $0.9 million decrease in non-interest expense.

Operating earnings during the first nine months of 2011 were also affected by a decrease in Acquisition-related purchase accounting income.  These items, which totaled $5.2 million in 2011 compared to $10.5 million in 2010, negatively impacted the net interest margin, other income and other operating expenses.

Total assets were $1.12 billion at September 30, 2011 and $1.08 billion September 30, 2010 resulting in an increase of $39.9 million primarily due to deposit growth of $41.5 million during the same period.  Total loans, however, decreased $51.2 million during the last twelve months.

Dividend Announcement

The Board of Directors did not declare a dividend for the fourth quarter of 2011.

As previously announced, the Board of Directors declared a special dividend of $1.20 per share payable on December 10th, 2010 to shareholders as of the record date of November 30th, 2010.  This dividend was intended to prepay 2011 dividends due to the possibility of less favorable tax treatment of dividend income in 2011.

As a result of the dividend paid in December of 2010, the Board intends to eliminate dividend payments for the remainder of 2011.  The Board intends to resume quarterly dividend payments after 2011 and will review earnings, monitor regulatory developments and consider other appropriate factors at that time relative to declaring future dividends